Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237891

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 6, 2020

Prospectus supplement

(To prospectus dated April 29, 2020)

$125,000,000

Brinker International, Inc.

Common stock

We are offering $125,000,000 of shares of our common stock.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “EAT.” On May 5, 2020, the last sale price of our common stock as reported on the NYSE was $19.75 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                , 2020.

	Per share	Total

Public Offering Price	$	$

Underwriting Discount(1)	$	$

Proceeds, before expenses, to Brinker	$	$

(1)	See “Underwriting” for a description of compensation payable to the underwriters.

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional $18,750,000 of shares of our common stock at the public offering price less the underwriting discount.

J.P. Morgan	BofA Securities

Wells Fargo Securities	Barclays	SunTrust Robinson Humphrey	MUFG

BTIG	PNC Capital Markets LLC	Regions Securities LLC

Prospectus supplement dated                , 2020.

Prospectus supplement

Prospectus

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, as well as the information we previously filed with the Securities and Exchange Commission (the “SEC”) that is incorporated by reference in this prospectus, is accurate as of any date other than its respective date.

i

About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement on Form S-3 (File No. 333-237891) that we filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2020 as a “well-known seasoned issuer”, as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process.

This document is in two parts. The first part is this prospectus supplement and the information incorporated by reference herein, which, among other things, describes the specific terms of this offering. The second part is the accompanying prospectus and the information incorporated by reference therein, which, among other things, gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both this prospectus supplement and the accompanying prospectus. If any information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Neither we nor the underwriters have authorized any other party to provide you with different information other than the information contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus, or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

Before purchasing any securities, you should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus, together with the additional information described under the heading “Incorporation by reference.” You should assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Additional information about us, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to certain of our filings with the SEC. You are urged to read carefully this prospectus and the information incorporated by reference in this prospectus, including the risk factors and other cautionary statements described under the heading “Risk Factors” included elsewhere in this prospectus and in Item 1A of Part I of our Annual Report on Form 10-K for the year ended June 26, 2019 and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 2020 before investing in our common stock. See “Where you can find more information” in this prospectus supplement.

Where you can find more information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. Unless specifically listed under “Incorporation by reference” below, the information contained on the SEC website is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.

Our SEC filings can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We will also provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and any exhibits specifically incorporated by reference in this document. You may request copies of these filings from us by mail at the following address, or by telephone at the following telephone number:

Brinker International, Inc.

Investor Relations

3000 Olympus Boulevard

Dallas, Texas 75019

Telephone Number: (972) 980-9917

We make available free of charge on or through our Internet website, http://www.brinker.com, our reports and other information filed with or furnished to the SEC as referred to above and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on or accessible through our website is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.

Incorporation by reference

We are incorporating by reference into this prospectus information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus. Information that we later provide to the SEC, and that is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We are incorporating by reference the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended June 26, 2019 filed with the SEC on August 22, 2019;

•

our Quarterly Reports on Form 10-Q for the fiscal quarters ended  September  25, 2019, December 25,  2019 and March 25, 2020 filed with the SEC on October 30, 2019, January 29, 2020 and April 29, 2020, respectively;

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our Current Reports on Form 8-K filed with the SEC on  September 6, 2019,  November  14, 2019, November 22, 2019,  December 11, 2019,  February  19, 2020, April 2, 2020 (other than information furnished under Item 7.01 and related Exhibit 99.1) and May 6, 2020;

•

the information specifically incorporated by reference into our Annual Report on  Form 10-K for the fiscal year ended June 26, 2019 from our  definitive proxy statement (other than information furnished rather than filed) for the 2019 Annual Meeting of Stockholders, which was filed with the SEC on October 4, 2019; and

•

the description of our common stock contained in our registration statement on  Form 8-A filed with the SEC on January 31, 1996, including any amendments or reports filed for the purpose of updating the description of our common stock.

These documents contain important information about us, our financial condition and our results of operations.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering made pursuant to this prospectus also will be deemed to be incorporated herein by reference. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit). Any statement contained in a document filed prior to the date of this prospectus and incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Special note regarding forward-looking statements

Certain matters contained or incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “projects,” “continues” and other similar expressions that convey uncertainty about future events or outcomes. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. These risks and uncertainties are, in many instances, beyond our control. We wish to caution you against placing undue reliance on forward-looking statements because of these risks and uncertainties. Except as required by law, we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following: health epidemics or pandemics (such as COVID-19), the impact of competition, changes in consumer preferences, consumer perception of food safety, reduced disposable income, unfavorable publicity, increased minimum wages, governmental regulations, the impact of mergers, acquisitions, divestitures and other strategic transactions, the Company’s ability to meet its business strategy plan, third party delivery risks, loss of key management personnel, failure to hire and retain high-quality restaurant management, the impact of social media, failure to protect the security of data of our guests and team members, product availability, regional business and economic conditions, litigation, franchisee success, downgrades in our credit ratings, inflation, changes in the retail industry, technology failures, failure to protect our intellectual property, outsourcing, impairment of goodwill or assets, failure to maintain effective internal control over financial reporting, actions of activist shareholders, adverse weather conditions, terrorist acts, tax reform, changes in financial and credit markets and additional risks described in our filings with the SEC.

In addition to causing our actual results to differ, the factors listed above and described in the documents incorporated by reference herein may cause our intentions to change from those statements of intention set forth or incorporated by reference in this prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above and described in the documents incorporated by reference herein, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk factors” in this prospectus and in the documents incorporated by reference in this prospectus.

v

Non-GAAP financial measures

In this prospectus supplement, we have included Diluted net income per share excluding special items, Adjusted EBITDA and Free Cash Flow, which are ‘‘non-GAAP’’ financial measures. A non-GAAP financial measure is a financial measure that has not been prepared in a manner that complies with generally accepted accounting principles in the United States of America (‘‘GAAP’’).

•

Diluted net income per share excluding special items is presented in this prospectus supplement because we believe excluding special items from our financial results provides investors with a clearer perspective of our ongoing operating performance and a more relevant comparison to prior period results.

•

Adjusted EBITDA is presented in this prospectus supplement because we believe that investors and analysts may find it useful in measuring operating performance without regard to income taxes, interest expense, depreciation and amortization and special items, including impairment charges and sale leaseback transactions, which can vary substantially from company to company within the industry, depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired.

•	Free Cash Flow is presented because we believe it provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements of our business operations.

Our use and the manner in which we calculate Diluted net income per share excluding special items, Adjusted EBITDA and Free Cash Flow differ significantly from the use and calculation of similarly titled terms employed by others in our industry, making comparisons difficult.

Please see ‘‘Summary—Summary Historical Financial Information’’ for a reconciliation of Diluted net income per share excluding special items, Adjusted EBITDA and Free Cash Flow to diluted net income per share, net income and cash flows provided by operating activities, respectively, the most closely comparable financial measures calculated in accordance with GAAP.

Summary

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. See “Where you can find more information.”

In this prospectus supplement, references to “we,” “our” or the “Company” refer to Brinker International, Inc. and its subsidiaries as a whole (unless the context indicates otherwise) and references to “Brinker” refer solely to Brinker International, Inc.

The company

We are principally engaged in the ownership, operation, development, and franchising of the Chili’s® Grill & Bar (“Chili’s”) and Maggiano’s Little Italy® (“Maggiano’s”) restaurant brands. At March 25, 2020, we owned, operated or franchised 1,675 restaurants, consisting of 1,117 Company-owned restaurants and 558 franchised restaurants, located in the United States, 29 countries and two United States territories. Our two restaurant brands, Chili’s and Maggiano’s, are both operating segments and reporting units.

The Company was organized under the laws of the State of Delaware in September 1983 to succeed to the business operated by Chili’s, Inc., a Texas corporation, which was organized in August 1977. Our principal executive offices are located at 3000 Olympus Boulevard, Dallas, Texas 75019, and our telephone number is (972) 980-9917.

Recent developments

Impact of COVID-19

In March 2020, a novel strain of coronavirus (“COVID-19”) was declared a global pandemic and a National Public Health Emergency. The spread of COVID-19 resulted in a significant reduction in guest traffic at our restaurants due to changes in consumer behavior as well as social distancing practices, dining room closures and other restrictions that have been mandated or encouraged by federal, state and local governments. From mid-March through April 26, 2020, we closed all of our dining and banquet rooms and moved to an off-premise model providing curbside to-go service and third party delivery. Only 10 Company-owned restaurants were temporarily closed due to their location within a closed structure or other local regulations, and all are expected to re-open when permitted by our landlords and local regulations.

Our fiscal 2020 third quarter results and fourth quarter results up to the dates included below were significantly impacted by the COVID-19 pandemic. Although the COVID-19 pandemic has resulted in a significant decrease in restaurant traffic and Company sales compared to the same periods of fiscal 2019, our strategic decision to enhance our off-premise business, including online ordering, mobile app, curbside service and third-party delivery, has enabled us to conveniently serve a significantly higher volume of off-premise guests during this pandemic compared to our prior fiscal year.

In response to the COVID-19 pandemic and uncertainty in the economy, we have also taken proactive measures to reduce costs and preserve liquidity. These measures included:

•	Significantly reducing capital expenditures to essential spend only, including suspending the Chili’s remodel program and delaying construction of new restaurants;

•	Reducing pay for corporate leadership and team members, as well as above-restaurant level leadership;

•	Reducing marketing, general and administrative and restaurant expenses not related to supporting the off-premise only or restricted dining room business model;

•	Suspending the quarterly cash dividend and all share repurchase activity; and

•	Engaging in discussions with our landlords, vendors and other business partners to reduce or defer our lease and other contractual payments and obtain other concessions.

Beginning on April 27, 2020, some of our restaurants began opening dining rooms as permitted by governments that updated and revised their restrictions relating to COVID-19 to allow restaurants to operate at reduced seating capacities. Since April 27, 2020, additional state and local governments have allowed dining rooms to open at various limited seating capacities. We cannot predict when additional state and local jurisdictions will allow additional dining and banquet rooms to reopen or when restrictions on seating capacities will be lifted. Where dining and banquet rooms remain closed, we expect our restaurants will continue offering off-premise options.

The duration and extent of COVID-19’s impact is not reasonably possible to estimate, and the continued spread of COVID-19 could lead to lower sales, further restaurant closures, delays in our supply chain, or challenges with staffing, all of which could adversely impact our business, financial condition and results of operations. Although some of our restaurants have begun opening dining rooms as discussed above, we cannot predict when all of our restaurant dining rooms will reopen and we cannot assure you that our operations and sales will return to pre-pandemic levels. See “Risk factors—The novel coronavirus (COVID-19) pandemic has disrupted and is expected to continue to disrupt our business, which has and could continue to materially affect our operations, financial condition and results of operations for an extended period of time” in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 2020.

Select estimated preliminary unaudited results since the completion of the third quarter of fiscal 2020

Set forth below are select estimated preliminary results related to Company-owned restaurants for the first five weeks following the completion of our third quarter of fiscal 2020.

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Off-premise sales at Company-owned Chili’s restaurants have grown each week since the beginning of the COVID-19 pandemic within the United States, and have captured 58% of prior year Company total restaurant sales from Chili’s during the week ended April 29, 2020, adjusted to exclude the Midwest region acquisition that occurred in the first quarter of fiscal 2020.

•	Online ordering at Chili’s accounted for more than 70% of all off-premise orders from March 26, 2020 to April 29, 2020.

•	Delivery sales are approximately 20% of total sales from March 26, 2020 to April 29, 2020.

The tables below set forth total restaurant sales (consisting of total sales dollars per week of Company-owned restaurants), as well as the percentage change from the prior week, for weeks ended April 1, 2020 through April 29, 2020:

	Total restaurant sales (in millions) for the week ended
	4/1/2020	4/8/2020	4/15/2020	4/22/2020	4/29/2020
Chili’s	$22.2	$24.3	$28.3	$32.2	$33.8
Maggiano’s	1.7	1.9	2.6	2.1	2.1
Company-owned	23.9	26.2	30.9	34.3	35.9

	Percent change from prior week
	4/1/2020	4/8/2020	4/15/2020	4/22/2020	4/29/2020
Chili’s	13.3%	9.5%	16.5%	13.8%	5.0%
Maggiano’s	6.3%	11.8%	36.8%	(19.2)%	0.0%
Company-owned	12.7%	9.6%	17.9%	11.0%	4.7%

The table below sets forth comparable restaurant sales (representing the percentage change in Company-owned comparable restaurant sales compared to the prior year) for weekly results from the weeks ended April 1, 2020 to April 29, 2020:

	Comparable restaurant sales(1)
	Fiscal 20 vs fiscal 19
	Week ending
	4/1/2020	4/8/2020	4/15/2020	4/22/2020	4/29/2020
Chili’s	(62.9)%	(57.8)%	(51.6)%	(42.5)%	(42.1)%
Maggiano’s	(77.0)%	(73.7)%	(64.6)%	(73.7)%	(72.1)%
Company-owned	(64.6)%	(59.7)%	(53.1)%	(46.8)%	(45.9)%

(1)	Comparable Restaurant Sales include all restaurants that have been in operation for more than 18 months except acquired restaurants which are included after more than 12 months ownership.

The following table shows the cumulative number of Company-owned restaurants that have reopened dining rooms at various restricted seating capacities as of the dates indicated in the table:

	Cumulative restaurants with dining rooms open (restricted capacity)
	4/27/2020	4/28/2020	4/29/2020	4/30/2020	5/1/2020	5/2/2020	5/3/2020	5/4/2020
Chili’s	38	38	55	55	318	318	318	445
Maggiano’s	3	3	3	3	10	10	10	13
Percentage of Company-owned Restaurants	3.7%	3.7%	5.2%	5.2%	29.4%	29.4%	29.4%	41.0%

The Company had 318 Chili’s restaurants that operated for the full five-day period from May 1, 2020 to May 5, 2020, with dining rooms open at various limited seating capacities. Comparable restaurant sales at these locations during this period were down approximately 17% compared to the prior year, with limited impact to off-premises sales. These results do not include the additional restaurants that opened dining rooms on May 4, 2020. The foregoing represents results from only a portion of our restaurants over a limited period of time. We cannot assure you that our limited experience to date will be indicative of future results at these restaurants or results we may experience from other restaurants as they reopen. There are significant uncertainties as to how consumer spending and behavior will be impacted following the pandemic. Even if consumer demand recovers, governmental restrictions may limit the capacity of our dining rooms or services we may provide.

The foregoing preliminary results have been prepared by management based on currently available information and have not been compiled or reviewed by our independent auditors. Accordingly, the final results for these periods may differ materially from the preliminary results, and such final results, together with results for the remainder of our fourth quarter of fiscal 2020, will be included in our fourth quarter and fiscal 2020 year-end reporting. The processes we have used for these estimates require a far greater degree of estimation and assumptions than a typical period end closing process. As a result, our fourth quarter and fiscal 2020 year-end results, and the final results included therein, may differ materially from the preliminary results due to, among other things, the finalization of our quarterly and yearly financial and accounting procedures, and may include material adjustments not applied in the preliminary results. Consequently, you should not place undue reliance upon the preliminary results. Our consolidated financial statements for the fourth quarter and fiscal 2020 will not be available until after this offering is consummated, and therefore, will not be available to you prior to investing in this offering. The estimated results reflect management’s indication of our current operational trends and should not be considered a substitute for the financial statements for the fourth quarter and fiscal 2020 to be prepared in accordance with GAAP once they become available.

Credit Agreement Amendments

On March 31, 2020, the Company, as borrower, and certain of its subsidiaries, as guarantors (the “Guarantors”), entered into the Fifth Amendment (the “Fifth Amendment”) to the Credit Agreement, dated as of March 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time to the date of the Fifth Amendment, the “Credit Agreement”), among the Company, as borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as administrative agent and the lenders from time to time party thereto (the “Banks”) governing our $1.0 billion revolving credit facility (the “Revolving Credit Facility”). The Fifth Amendment amended the Credit Agreement to provide additional liquidity and financial flexibility during the COVID-19 pandemic. The Fifth Amendment, among other matters, (i) capped our borrowing capacity under the Revolving Credit Facility at $800 million (the “Borrowing Cap”) until the date we demonstrate compliance with the financial covenants for the fiscal quarter ending September 23, 2020 (the “Restricted Period”), (ii) increased the interest rate applicable thereon to LIBOR plus 1.95% during the Restricted Period (with a permanent LIBOR floor increase to 0.75%), (iii) temporarily suspended the requirement to comply with the financial ratio maintenance covenants until the fiscal quarter ending September 23, 2020, and thereafter decreased the minimum fixed charge coverage ratio to 1.00:1.00 for the fiscal quarter ending September 23, 2020, and to 1.25:1.00 for each fiscal quarter afterward, and increased the maximum leverage ratio level to 4.75:1.00 and (iv) subjects us to supplemental reporting obligations to the Banks and prohibits us from making dividends, stock repurchases and investments, in each case during the Restricted Period. Following the Restricted Period (subject to certain conditions), we will be subject to a $50 million aggregate limitation on dividends, stock repurchases and investments.

On May 6, 2020, the Company, as borrower, and the Guarantors entered into the Sixth Amendment (the “Sixth Amendment”) to the Credit Agreement (as so amended, the “Amended Credit Agreement”), which provides further liquidity and financial flexibility during the COVID-19 pandemic. The Sixth Amendment amended the Credit Agreement to, among other matters:

•	eliminate the Borrowing Cap of $800 million imposed by the Fifth Amendment, thereby increasing our borrowing capacity to $1.0 billion;

•

temporarily suspend the requirement to comply with all financial ratio maintenance covenants under the Credit Agreement through the fiscal quarter ending December 23, 2020; provided, however, we will be required to maintain a maximum leverage ratio and minimum fixed charge coverage ratio as set forth below commencing with, and following, the fiscal quarter ending March 24, 2021;

•

extend the Restricted Period until the date we demonstrate compliance with the revised financial covenants set forth in the Sixth Amendment for the fiscal quarter ending March 24, 2021 (or such later fiscal quarter for which we first demonstrate compliance with such financial covenants);

•

impose a minimum liquidity covenant (defined as amounts remaining available to be drawn under the Amended Credit Agreement plus our consolidated unrestricted cash and cash equivalents) of at least $175 million from the effective date of the Sixth Amendment until the termination of the Restricted Period; and

•

from the effective date of the Sixth Amendment until the termination of the Restricted Period, fix the interest rate on the aggregate principal amount of the outstanding borrowings under the Amended Credit Agreement at LIBOR plus 2.35% and the facility commitment fee at 40 basis points.

Commencing with the fiscal quarter ending March 24, 2021, we will be required to satisfy the following financial covenants:

•	with respect to the leverage ratio:

Fiscal Quarter Ended	Maximum Leverage Ratio
March 24, 2021	5.25 to 1.00
June 30, 2021 and thereafter	4.75 to 1.00

•	and with respect to the fixed charge coverage ratio:

Fiscal Quarter Ended	Minimum Fixed Charge Coverage Ratio
March 24, 2021	1.25 to 1.00
June 30, 2021 and thereafter	1.50 to 1.00

Until such time as we demonstrate compliance with the above referenced financial covenants for the fiscal quarter ending on or after March 24, 2021, we will continue to be subject to the supplemental reporting obligations and prohibitions on making dividends, stock repurchases and investments, in each case, as established by the Fifth Amendment. Following compliance with the above referenced financial covenants we will continue to be subject to the $50 million aggregate limitation on dividends, stock repurchases and investments established by the Fifth Amendment.

By its terms, the Sixth Amendment (including the covenant relief and elimination of the Borrowing Cap described above) will not be effective until the Company receives not less than $100 million in net cash proceeds from a common stock offering. We expect the Sixth Amendment to become effective upon the consummation of this offering.

The Amended Credit Agreement matures, and all obligations available thereunder will become payable in full, on September 12, 2021.

The foregoing is only a summary and it is qualified in its entirety by the text of the Amended Credit Agreement and the Sixth Amendment which have been filed with the SEC by the Company and incorporated herein by reference. See “Where you can find more information” and “Incorporation by reference.”

The offering

Issuer	Brinker International, Inc.

Common Stock Offered	$125,000,000 of shares (or $143,750,000 of shares if the underwriters exercise their option to purchase additional shares in full)

Common Stock to be Outstanding after the Offering [1]	43,235,552 shares (or 44,184,919 shares if the underwriters exercise their option to purchase additional shares in full)

Use of Proceeds	We expect to receive net proceeds of approximately $ million from this offering (or $ million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering primarily for general corporate purposes. See “Use of proceeds.”

Risk Factors	Investing in our common stock involves substantial risks. You should carefully consider the risk factors set forth in the section entitled “Risk Factors” and the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein, prior to making an investment in our common stock.

NYSE Symbol	EAT

[1]	The number of shares of our common stock to be outstanding after this offering is based on 36,906,438 shares outstanding as of May 4, 2020 and assumes the sale of $125,000,000 of shares of common stock at $19.75 per share, the last reported sale price of our common stock on the New York Stock Exchange on May 5, 2020.

Summary historical financial information

The summary consolidated financial data as of June 26, 2019 and June 27, 2018 and for each of the fiscal years in the three year period ended June 26, 2019 presented below is derived from our audited consolidated financial statements included and incorporated by reference herein. The summary consolidated financial data for the twelve month period ended March 25, 2020 presented below is derived by adding information from our unaudited financial statements for the thirty-nine week period ended March 25, 2020 incorporated by reference herein to information from our audited consolidated financial statements for the fiscal year ended June 26, 2019 and subtracting information from our unaudited financial statements for the thirty-nine week period ended March 27, 2019.

The summary consolidated financial data presented below is not indicative of our future performance. The information below should be read in conjunction with “Recent Developments” included in this prospectus supplement, our unaudited interim consolidated financial statements and audited consolidated financial statements and related notes thereto included and incorporated by reference herein.

	Last twelve months ended	Fiscal years ended
	March 25, 2020	June 26, 2019	June 27, 2018	June 28, 2017
	(in millions, except per share data)

Revenues
Company sales	$3,256.6	$3,106.2	$3,041.5	$3,062.5
Franchise and other revenues	92.8	111.7	93.9	88.3

Total revenues	3,349.4	3,217.9	3,135.4	3,150.8

Operating costs and expenses
Food and beverage costs	867.1	823.0	796.0	791.3
Restaurant labor	1,114.8	1,059.7	1,033.9	1,017.9
Restaurant expenses	855.1	812.3	757.5	773.5
Depreciation and amortization	159.0	147.6	151.4	156.4
General and administrative	135.0	149.1	136.0	132.8
Other (gains) and charges	38.6	(4.5)	34.5	22.7

Total operating costs and expenses	3,169.6	2,987.2	2,909.3	2,894.6

Operating income	179.8	230.7	226.1	256.2
Interest expenses	59.5	61.6	59.0	49.6
Other (income), net	(1.9)	(2.7)	(3.1)	(1.9)

Income before provision for income taxes	122.2	171.8	170.2	208.5
Provision for income taxes	1.9	16.9	44.3	57.7

Net income	$120.3	$154.9	$125.9	$150.8

Basic net income per share	$3.22	$4.04	$2.75	$2.98

Diluted net income per share	$3.16	$3.96	$2.72	$2.94

Basic weighted average shares outstanding	37.4	38.3	45.7	50.6

Diluted weighted average shares outstanding	38.1	39.1	46.3	51.2

Diluted net income per share excluding special items is a non-GAAP financial measure, which means it is a financial measure that has not been prepared in a manner that complies with GAAP. The following table provides a reconciliation of diluted net income per share to diluted net income per share excluding special items for the periods indicated:

	Last twelve months ended	Fiscal years ended
	March 25, 2020	June 26, 2019	June 27, 2018	June 28, 2017
	(in millions)

Reconciliation of diluted net income per share to adjusted EPS diluted:
Diluted net income per share	$3.16	$3.96	$2.72	$2.94
Special items(1)	1.22	(0.03)	0.74	0.44
Income tax effect of special items(2)	(0.30)	0.01	(0.22)	(0.16)
Adjustments for special tax items	(0.03)	(0.01)	0.26	(0.02)

Diluted net income per share excluding special items	$4.05	$3.93	$3.50	$3.20

(1)	Special items consist of Other (gains) and charges and depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets. For a more detailed description of such Other (gains) and charges, see footnote (3) below.

(2)	Income tax effect related to special items is based on the statutory tax rate in effect at the end of each period presented.

	As of March 25, 2020	As of June 26, 2019	As of June 27, 2018
	(in millions)

Balance Sheet Data:
Cash and cash equivalents	$167.2	$13.4	$10.9
Total assets	2,585.4	1,258.3	1,347.3
Total long-term debt	1,446.5	1,221.7	1,513.3
Total shareholders’ deficit	(574.7)	(778.2)	(718.3)

	Last twelve months ended	Fiscal years ended
	March 25, 2020	June 26, 2019	June 27, 2018	June 28, 2017
	(in millions)

Summary Statement of Cash Flows Data:
Net cash provided by (used in) continuing operations:
Operating activities	$299.9	$212.7	$284.5	$315.1
Investing activities	(196.4)	321.3	(77.8)	(99.4)
Financing activities	51.5	(531.5)	(204.8)	(238.1)

Free Cash Flow is a non-GAAP financial measure, which means it is a financial measure that has not been prepared in a manner that complies with GAAP. Free cash flow is defined as cash flow provided by operating activities less payments for property and equipment. The following table provides a reconciliation of cash flow provided by operating activities to free cash flow for the periods indicated:

	Last twelve months ended	Fiscal years ended
	March 25, 2020	June 26, 2019	June 27, 2018	June 28, 2017
	(in millions)

Reconciliation of Free Cash Flow
Cash flows provided by operating activities	$299.9	$212.7	$284.5	$315.1
Less: Capital expenditures	121.6	167.6	101.3	102.6

Free Cash Flow	$178.3	$45.1	$183.2	$212.5

Adjusted EBITDA is a non-GAAP financial measure, which means it is a financial measure that has not been prepared in a manner that complies with GAAP. Adjusted EBITDA is defined as net income excluding interest expense, provision for income taxes, depreciation and amortization, other, net and other (gains) and charges.

	Last twelve months ended	Fiscal years ended
	March 25, 2020	June 26, 2019	June 27, 2018	June 28, 2017
	(in millions)

Reconciliation of Net income to EBITDA and Adjusted EBITDA:
Net income	$120.3	$154.9	$125.9	$150.8
Interest expenses	59.5	61.6	59.0	49.6
Provision for income taxes	1.9	16.9	44.3	57.7
Depreciation and amortization	159.0	147.6	151.4	156.4

EBITDA	340.7	381.0	380.6	414.5
Other (income), net	(1.9)	(2.7)	(3.1)	(1.9)
Other (gains) and charges(3)	38.6	(4.5)	34.5	22.7

Adjusted EBITDA	$377.4	$373.8	$412.0	$435.3

(3)	Other (gains) and charges in the last twelve months ended March 25, 2020 includes $16.1 million of COVID-19 related charges and $18.0 million related to restaurant impairment and closure expenses. Fiscal 2019 includes $27.3 million of net gains related to the sale leaseback transactions, partially offset by $15.1 million related to restaurant impairment and closure expenses. Fiscal 2018 includes $18.4 million related to restaurant impairment and closure expenses and $5.1 million related to expenses associated with Hurricanes Harvey and Irma. Fiscal 2017 includes $9.3 million related to restaurant impairment and closure expenses, and $6.6 million related to severance and accelerated stock-based compensation expenses resulting from a corporate reorganization.

Risk factors

Any investment in our common stock involves a high degree of risk. In addition to the risks described below, you should also carefully read all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference into this prospectus supplement in evaluating an investment in our common stock. See “Where you can find more information.” If any of the described risks actually were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

The risks described below and incorporated by reference herein are not the only ones facing the Company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations. Furthermore, the COVID-19 pandemic (including federal, state and local governmental responses, broad economic impacts and market disruptions) has heightened risks discussed in the risk factors described or incorporated by reference in this prospectus supplement.

This prospectus supplement and documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Special note regarding forward-looking statements.”

Risks related to our common stock

If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution in the book value of your investment.

The price per share of our common stock in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Therefore, if you purchase shares of our common stock in this offering, you may pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent shares are issued under outstanding options at exercise prices lower than the price of our common stock in this offering, you will incur further dilution.

The price of our common stock has fluctuated substantially and may fluctuate substantially in the future.

The trading price of our common stock has fluctuated substantially during the COVID-19 pandemic and may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial conditions;

•

changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other similar companies;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community generally or relating to our reputation or our industry;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional shareholders;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales of our equity or equity-related securities;

•	changes in the frequency or amount of dividends;

•	proposed or adopted regulatory changes or developments;

•	actual or anticipated changes in interest rates;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•	domestic and international economic factors unrelated to our performance; or

•	general market conditions and, in particular, developments related to market conditions for our industry.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are subject to the internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which require management to assess the effectiveness of our internal control over financial reporting and our independent auditors to attest to the effectiveness of our internal control over financial reporting. Our processes for designing and implementing effective internal controls involve continuous effort that requires us to anticipate and react to changes in our business as well as in the economic and regulatory environments. As a result, we expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take as part of this effort will be sufficient to maintain effective internal control over our financial reporting. Failure to maintain effective internal controls could result in consolidated financial statements that do not accurately reflect our financial condition, cause investors to lose confidence in our reported financial information, or result in regulatory scrutiny, penalties or shareholder litigation, all of which could have a negative effect on the trading price of our common stock.

We do not presently intend to pay any cash dividends on or repurchase any shares of our common stock.

On April 2, 2020, we announced that we have suspended our quarterly cash dividend and all repurchases of shares of our common stock due to the restrictions set forth under our Credit Agreement and the uncertainty surrounding the duration of closures of our dining rooms and other restrictions mandated by state and local governments in response to COVID-19. Our Credit Agreement prohibits the payment of any dividends and stock repurchases until such time as we are in compliance with the financial covenants set forth therein. After such time as we are in compliance with the financial covenants in our Credit Agreement, we will continue to be subject to a $50 million aggregate limitation on dividends, stock repurchases and investments under our Credit Agreement. See “ Summary—Recent Developments—Credit Agreement Amendments”. At such time (if any) that the payment of dividends is permitted under our Credit Agreement, any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, general economic conditions, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends or repurchase of shares and other considerations that our board of directors deems relevant. Cash dividend payments in the future may only be made out of legally available funds and, if we experience substantial losses, such funds may not be available. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment, and there is no guarantee that the price of our common stock will exceed the price you paid.

Future sales of shares of our common stock by existing shareholders and future offerings of our common stock by us could depress the price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, including equity or debt securities convertible into common stock, and the perception that these sales could occur may also depress the market price of our common stock. If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly. Sales of our common stock may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales could also cause our stock price to decrease and make it more difficult for you to sell shares of our common stock.

We may also sell or issue additional shares of common stock or equity or debt securities convertible into common stock in public or private offerings or in connection with acquisitions. We cannot predict the size of future issuances of our common stock or convertible securities or the effect, if any, that future issuances and sales of shares of our common stock or convertible securities would have on the market price of our common stock.

Anti-takeover provisions could adversely affect our stockholders.

Provisions of Delaware law and of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors.

Our board of directors can authorize the issuance of preferred stock, which could diminish the rights of holders of our common stock and make a change of control of the Company more difficult even if it might benefit our shareholders.

Our board of directors is authorized to issue shares of preferred stock in one or more series and to fix the voting powers, preferences and other rights and limitations of the preferred stock. Accordingly, we may issue shares of preferred stock with a preference over our common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock.

Issuances of preferred stock, depending upon the rights, preferences and designations of the preferred stock, may have the effect of delaying, deterring or preventing a change of control of the Company, even if that change of control might benefit our shareholders.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds in a manner that initially produces income or creates immediate value, which could affect our results of operations and cause our stock price to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Use of proceeds

We expect to receive net proceeds of approximately $                  million from this offering (or $                  million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering primarily for general corporate purposes.

Material United States federal income tax and estate tax considerations for non-U.S. holders

The following is a discussion of certain material United States federal income tax considerations and, to a limited extent, United States federal estate tax considerations applicable to non-U.S. holders with respect to their ownership and disposition of shares of our common stock purchased in this offering. Except where noted, this summary deals only with common stock that is held as a “capital asset” (generally, property held for investment) by a non-U.S. holder.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock that, for United States federal income tax purposes, is an individual, corporation (or any other entity treated as a corporation for United States federal income tax purposes), estate or trust and is not any of the following:

•

an individual citizen or resident of the United States, including without limitation an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”;

•

a corporation, or any other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

This discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for United States federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

This discussion is based upon current provisions of the Code and Treasury Regulations promulgated thereunder, current administrative rulings (including published positions of the Internal Revenue Service (“IRS”)) and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement. There can be no assurance that the IRS will not challenge one or more of the tax consequences described in this prospectus supplement.

This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of United States state and local or non-United States taxes, gift taxes, the alternative minimum tax, the tax on net investment income or other tax considerations. In addition, this discussion does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws such as (without limitation):

•	insurance companies;

•	tax-exempt organizations;

•	banks and financial institutions;

•	brokers or dealers in securities;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•

shareholders that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment or risk reduction transaction or who have elected to mark securities to market for Unites States federal income tax purposes; and

•	certain former citizens or residents of the United States.

This discussion is for information only and is not, and is not intended to be, legal or tax advice. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the United States federal, state and local and non-United States income and other tax considerations of the purchase, ownership and disposition of our common stock.

Distributions on our common stock

If we make any distributions on our common stock, those distributions generally will be treated as dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under the Code, subject to the tax treatment described in the following paragraphs of this section. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital up to the non-U.S. holder’s adjusted tax basis in our common stock at the time of the distribution, and then any remaining excess will be treated as gain from the sale of our common stock (see “Gain on Disposition of Common Stock” below). Any distributions will also be subject to the discussion below under the sections titled “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance.”

Dividends paid in respect of shares of our common stock to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) properly certifying eligibility for the reduced rate.

Dividends paid to a non-U.S. holder that are treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, attributable to a United States permanent establishment) generally will be exempt from the withholding tax described if the non-U.S. holder complies with applicable certification and disclosure requirements (including providing a valid IRS Form W-8ECI (or applicable successor form)). Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a United States person for U.S. federal income tax purposes. In addition, if the non-U.S. holder is an entity treated as a corporation for U.S. federal income tax purposes, such holder’s effectively connected earnings and profits (subject to adjustments) may be subject to U.S. federal branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty)..

A non-U.S. holder that is eligible for a reduced rate of United States withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on sale or other taxable disposition of common stock

Subject to the discussions below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” a non-U.S. holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other taxable disposition of shares of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on a net-income basis at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) with respect to the gain and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on our common stock” also may apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and the holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder; or

•

we are, or have been, at any time during the five-year period preceding the disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5% of our outstanding common stock, directly, indirectly or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

U.S. federal estate tax

An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock may be required to include the value of the stock in the individual’s gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of any dividends paid to such non-U.S. holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding also may be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable tax treaty.

A non-U.S. holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies on IRS Form W-8BEN, W-8BEN-E or W-8ECI (or another appropriate form) that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the United States office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign account tax compliance

Provisions of the Code commonly known as the Foreign Account Tax Compliance Act, or FATCA, generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign entity unless: (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding and certification obligations; (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, if any; or (iii) the foreign entity is otherwise exempt under FATCA.

Withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our common stock, under proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although these regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

If withholding under FATCA is required on any payment related to our common stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

The preceding discussion of material United States federal tax considerations is for information only. It is not legal or tax advice. Prospective investors should consult their own tax advisors regarding the particular United States federal, state and local and non-United States tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

Certain ERISA considerations

The common stock may be purchased and held by an employee benefit plan, an individual retirement account or other plan, which we refer to as a “Plan,” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA,” Section 4975 of the Code and/or other similar laws. A fiduciary of a Plan subject to ERISA, Section 4975 of the Code and/or such other laws must determine that the purchase and holding of the common stock is consistent with its fiduciary duties. The fiduciary of a Plan subject to ERISA, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of the common stock does not result in a non-exempt prohibited transaction as provided under Sections 406 and 408 of ERISA or Section 4975 of the Code or similar law. Each purchaser and transferee of the common stock who is subject to ERISA, Section 4975 of the Code and/ or a similar law will be deemed to have represented by its acquisition and holding of the common stock that such acquisition and holding does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC
BofA Securities, Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
SunTrust Robinson Humphrey, Inc.
MUFG Securities Americas Inc.
BTIG, LLC
PNC Capital Markets LLC
Regions Securities LLC

Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $                 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $                 per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to $18,750,000 of additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $                 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $                .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc. for a period of 60 days after the date of this prospectus supplement, other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus supplement; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus supplement; (iii) the issuance of up to 5% of the outstanding shares of our common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, our common stock, immediately following the closing of this offering, in acquisitions or other similar strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters; or (iv) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

Our directors and our executive officers (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 60 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or stockholders of the lock-up party; (vii) by operation of law, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in this prospectus supplement, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period.

J.P. Morgan Securities LLC and BofA Securities, Inc., in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the NYSE under the symbol “EAT.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of certain of the underwriters are lenders, for which an affiliate of BofA Securities Inc. acts as administrative agent, under the Amended Credit Agreement. See “Summary—Recent Developments—Credit Agreement Amendment.”

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Notice to prospective investors in the European Economic Area and the UK

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in the Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in Australia

This prospectus supplement:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to prospective investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a)	to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where	the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Validity of securities

The validity of the securities offered by this prospectus supplement will be passed upon for us by Gibson, Dunn & Crutcher LLP, Dallas, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements of Brinker International, Inc. and subsidiaries as of June 26, 2019 and June 27, 2018, and for each of the years in the three-year period ended June 26, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of June 26, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 26, 2019 consolidated financial statements refers to a change in accounting for revenue recognition on June 28, 2018, due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.

PROSPECTUS

BRINKER INTERNATIONAL, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

PURCHASE CONTRACTS

WARRANTS

DEPOSITARY SHARES

GUARANTEES

UNITS

We or selling securityholders to be named in a prospectus supplement may from time to time offer to sell debt securities, common stock, preferred stock, purchase contracts, warrants, depositary shares, guarantees or units. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “EAT.”

We or selling securityholders will sell these securities directly to investors, or through agents, dealers, or underwriters as designated from time to time, or through a combination of these methods, on a continuous or delayed basis.

This prospectus may not be used to sell our securities unless it is accompanied by the applicable prospectus supplement.

We have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus or any prospectus supplement. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. We are not making an offer to sell or soliciting an offer to buy any securities other than the securities described in this prospectus and any applicable prospectus supplement. We are not making an offer to sell or soliciting an offer to buy any of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Investing in our securities involves a high degree of risk. See the “Risk Factors” section on page 3 herein and the risk factors in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representations to the contrary are a criminal offense.

The date of this prospectus is April 29, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. We or selling securityholders to be named in a prospectus supplement may sell any combination of the securities described in this prospectus from time to time, either separately or in units, in one or more offerings.

Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered.

In addition, the prospectus supplement may also add, update, or change the information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference herein, on the one hand, and the information contained in any applicable prospectus supplement or incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference therein.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules, or regulations.

Statements made in this prospectus, in any prospectus supplement, or in any document incorporated by reference in this prospectus or any prospectus supplement as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference. You may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement, or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

We have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained or incorporated by reference in this prospectus or any prospectus supplement. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

In this prospectus, Brinker (which includes Brinker International, Inc. and, unless the context otherwise requires, all of our subsidiaries) is at times referred to in the first person as “we,” “us,” or “our.” We also sometimes refer to Brinker as the “Company.”

ABOUT BRINKER INTERNATIONAL, INC.

We are principally engaged in the ownership, operation, development, and franchising of the Chili’s® Grill & Bar (“Chili’s”) and Maggiano’s Little Italy® (“Maggiano’s”) restaurant brands. At March 25, 2020, we owned, operated or franchised 1,675 restaurants, consisting of 1,117 Company-owned restaurants and 558 franchised restaurants, located in the United States, 29 countries and two United States territories. Our two restaurant brands, Chili’s and Maggiano’s, are both operating segments and reporting units.

The Company was organized under the laws of the State of Delaware in September 1983 to succeed to the business operated by Chili’s, Inc., a Texas corporation, which was organized in August 1977. Our principal executive offices are located at 3000 Olympus Boulevard, Dallas, Texas 75019, and our telephone number is (972) 980-9917.

RISK FACTORS

Investing in the securities described herein involves risk. We urge you to carefully consider the risk factors described in our filings with the SEC that are incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus used in connection with an offering of our securities, as well as the information relating to us identified below under “Special Note Regarding Forward-Looking Statements,” before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street N.E., Washington, D.C. 20549-2521. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.

Our SEC filings can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We will also provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and the applicable prospectus supplement and any exhibits specifically incorporated by reference into those documents. You may request copies of these filings from us by mail at the following address, or by telephone at the following telephone number:

Brinker International, Inc.

Investor Relations

3000 Olympus Boulevard

Dallas, Texas 75019

Telephone Number: (972) 980-9917

We make available free of charge on or through our Internet website, http://www.brinker.com, our reports and other information filed with or furnished to the SEC as referred to above and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.

INCORPORATION BY REFERENCE

We are incorporating by reference into this prospectus information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or the information we file subsequently that is incorporated by reference into this prospectus or any prospectus supplement. Information that we later provide to the SEC, and that is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We are incorporating by reference the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended June 26, 2019 filed with the SEC on August 22, 2019;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 25, 2019 and December 25, 2019 filed with the SEC on October 30, 2019 and January 29, 2020 respectively;

•	Our Current Reports on Form 8-K filed with the SEC on September 6, 2019, November 14, 2019, November 22, 2019, December 11, 2019, February 19, 2020 and April 2, 2020;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 26, 2019 from our definitive proxy statement (other than information furnished rather than filed) for the 2019 Annual Meeting of Stockholders, which was filed with the SEC on October 4, 2019; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 31, 1996, including any amendments or reports filed for the purpose of updating the description of our common stock.

These documents contain important information about us, our financial condition and our results of operations.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of all offerings made pursuant to this prospectus and the applicable prospectus supplement also will be deemed to be incorporated herein by reference. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit). Any statement contained in a document filed prior to the date of this registration statement and incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters contained or incorporated by reference in this prospectus and the applicable prospectus supplement include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “projects,” “continues” and other similar expressions that convey uncertainty about future events or outcomes. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. These risks and uncertainties are, in many instances, beyond our control. We wish to caution you against placing undue reliance on forward-looking statements because of these risks and uncertainties. Except as required by law, we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following: health epidemics or pandemics (such as COVID-19), the impact of competition, changes in consumer preferences, consumer perception of food safety, reduced disposable income, unfavorable publicity, increased minimum wages, governmental regulations, the impact of mergers, acquisitions, divestitures and other strategic transactions, the Company’s ability to meet its business strategy plan, third party delivery risks, loss of key management personnel, failure to hire and retain high-quality restaurant management, the impact of social media, failure to protect the security of data of our guests and team members, product availability, regional business and economic conditions, litigation, franchisee success, downgrades in our credit ratings, inflation, changes in the retail industry, technology failures, failure to protect our intellectual property, outsourcing, impairment of goodwill or assets, failure to maintain effective internal control over financial reporting, actions of activist shareholders, adverse weather conditions, terrorist acts, tax reform, changes in financial and credit markets and additional risks described in our filings with the SEC.

In addition to causing our actual results to differ, the factors listed above and described in the documents incorporated by reference herein may cause our intentions to change from those statements of intention set forth or incorporated by reference in this prospectus and the applicable prospectus supplement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above and described in the documents incorporated by reference herein, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus and the applicable prospectus supplement.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under an indenture to be entered into between us and a trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed under the indenture. The indenture will be governed by the Trust Indenture Act. We will set forth the terms of any such debt securities in the applicable prospectus supplement.

The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and we will file the indenture we enter into and the supplemental indentures or authorizing resolutions with respect to particular series of debt securities as exhibits to current or other reports we file with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of the indentures and the supplemental indentures or authorizing resolutions. You may also inspect copies of the documents for the particular series at the office of the trustee. References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be our general obligations. We may issue them in one or more series. Supplemental indentures or authorizing resolutions will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the series;

•

the aggregate principal amount (or any limit on the aggregate principal amount) of the series and, if any securities of a series are to be issued at a discount from their face amount, or with a premium, the method of computing the accretion of such discount or computing such premium;

•	the interest rate or method of calculation of the interest rate;

•	the date from which interest will accrue;

•	the record dates for interest payable on securities of the series;

•	the dates when, places where and manner in which principal and interest are payable;

•	the identity of the trustee and, if not the trustee, the identity of each registrar, paying agent or authenticating agent with respect to such securities;

•	the terms of any mandatory (including any sinking fund requirements) or optional redemption by the company;

•	the terms of any redemption at the option of holders;

•	the permissible denominations in which securities of such series are issuable, if different from minimum denominations of $2,000 and multiples of $1,000 in excess thereof;

•	whether securities of such series will be issued in registered or bearer form and the terms of any such forms of securities;

•

whether the securities of the series shall be issued in whole or in part in the form of a global security or securities, the terms and conditions, if different from those contained in the base indenture, upon which such global security or securities may be exchanged in whole or in part for definitive securities;

•	the depositary for such global security or securities;

•	the form of any legend or legends, if any, to be borne by any such global security or securities in addition to or in lieu of the legends referred to the base indenture;

•	the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

•

if payments of principal or interest may be made in a currency other than that in which securities of such series are denominated, the manner for determining such payments, including the time and manner of determining the exchange rate between the currency in which such securities are denominated and the currency in which such securities or any of them may be paid, and any deletions from or modifications of or additions to the terms of the base indenture to provide for or to facilitate the issuance of securities denominated or payable, at the election of the company or a holder thereof or otherwise, in a foreign currency;

•

whether the amount of payments of principal of or any interest on, such securities may be determined with reference to an index, formula, financial or economic measure or other method or methods (which index, formula, measure or method or methods may be based, without limitation, on one or more currencies, commodities, equity indices or other indices) and if so, the terms and conditions upon which and the manner in which such amounts shall be determined and paid or be payable;

•	provisions for electronic issuance of securities or issuance of securities of such series in uncertificated form;

•	any events of default, covenants, defined terms and/or other terms in addition to or in lieu of those set forth in the base indenture;

•	whether and upon what terms securities of such series may be defeased or discharged if different from the provisions set forth in the base indenture;

•	the form of the securities of such series;

•	any terms that may be required by or advisable under applicable law;

•

the percentage of the principal amount of the securities of such series which is payable if the maturity of the securities of such series is accelerated in the case of securities issued at a discount from their face amount;

•

whether securities of such series will or will not have the benefit of guarantees and, if applicable, the terms and conditions upon which such guarantees may be subordinated to other indebtedness of the respective guarantors;

•	whether the securities of such series are senior or subordinated debt securities, and if subordinated debt securities, the terms of such subordination;

•

whether the securities of the series will be convertible into or exchangeable for other securities, common shares or other securities of any kind of the company or another person or persons, and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at the company’s option, the conversion or exchange period, and any other provision in relation thereto; and

•	any other terms in addition to or different from those contained in the base indenture applicable to such series.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject and the applicability of those covenants to any of our subsidiaries to be restricted thereby, which are referred to herein as “restricted subsidiaries.” The applicable prospectus supplement will also describe provisions for restricted subsidiaries to cease to be restricted by those covenants.

Events of Default and Remedies

Unless otherwise described in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture or authorizing resolution as being:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

•

our failure to comply with any of our agreements or covenants in, or provisions of, the debt securities of such series or the indenture (as they relate thereto) and such failure continues for a period of 90 days after our receipt of notice of the default from the trustee or from the holders of at least 25 percent in aggregate principal amount of the then outstanding debt securities of that series; and

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us.

The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture will provide that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding (with a copy to the trustee if given by the holders) may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

Unless otherwise described in the applicable prospectus supplement, the indenture will permit us to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•

depositing in trust with the trustee, under an irrevocable trust agreement, money, government obligations or a combination thereof in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Unless otherwise described in the applicable prospectus supplement, the indenture will also permit us to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•

depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, unless otherwise described in the applicable prospectus supplement, the indenture will permit us to terminate substantially all our respective obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities of a series to:

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

•

provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add a guarantor in respect of any series of debt securities;

•	secure any series of debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	evidence and provide for the acceptance of appointment of a successor trustee;

•	make any change that would provide additional rights or benefits to holders of any series of debt securities;

•	make any change that does not adversely affect the rights of any holder in any material respect; or

•	conform the provisions of the indenture to the final offering document in respect of any series of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a series with the written consent of the holders of at least a majority in principal amount of the debt securities of each series then outstanding affected by the amendment or supplement (voting as one class). In addition, the holders of a majority in principal amount of the debt securities of each series then outstanding affected by the waiver (voting as one class) may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest, including defaulted interest;

•	reduce the principal of or extend the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•

make any change that adversely affects any right of a holder to convert or exchange any debt security into or for shares of our common stock or other securities, cash or other property in accordance with the terms of such security;

•	modify the ranking or priority of the debt securities;

•	release any guarantor of any series from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture;

•

make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Concerning the Trustee

The indenture will contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture will permit the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture will provide that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No Recourse against Others

The indenture will provide that a director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the debt securities or the indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Bylaws (the “Bylaws”), each of which is incorporated by reference into this prospectus. See “Where You Can Find More Information.”

The principal stock exchange on which our common stock is listed is the New York Stock Exchange under the symbol “EAT.” All outstanding shares of common stock are validly issued, fully paid and nonassessable. The Certificate of Incorporation authorizes us to issue up to 250,000,000 shares of common stock, par value $0.10 per share. On April 27, 2020, there were 36,906,438 shares of common stock outstanding and no shares of preferred stock outstanding.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no provision for cumulative voting with regard to the election of directors.

Dividend and Liquidation Rights

Subject to the preferences applicable to any shares of preferred stock outstanding at any time, holders of our common stock are entitled to receive dividends when and as declared by our board of directors from funds legally available therefore and are entitled, in the event of a liquidation, to share ratably in all assets remaining paid after payment of liquidation

Other Rights

The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

Preferred Stock

Under our Certificate of Incorporation, as supplemented, our board of directors is authorized to issue up to 1,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control.

Anti-Takeover Provisions

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and our Bylaws:

•	authorize our board of directors to establish one or more series or classes of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	do not authorize cumulative voting;

•	do not authorize stockholders to call special meetings of the stockholders or fill vacancies on the board of directors;

•	authorize the Board to alter, amend or repeal our Bylaws or adopt new Bylaws; and

•	provide an advanced written notice procedure with respect to stockholder proposals and stockholder nomination of candidates for election as directors.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates, subject to some exceptions, acquisitions of publicly-held Delaware corporations. In general, Section 203 prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

•

upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85 percent of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving us and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of our assets;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;

•	any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholders; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; and

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth any managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

We may enter into agreements with agents, underwriters or dealers which may provide for indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

VALIDITY OF SECURITIES

Gibson, Dunn & Crutcher LLP will pass upon the validity of any securities issued under this prospectus. Any agents or underwriters will be represented by their own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Brinker International, Inc. and subsidiaries as of June 26, 2019 and June 27, 2018, and for each of the years in the three-year period ended June 26, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of June 26, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 26, 2019 consolidated financial statements refers to a change in accounting for revenue recognition on June 28, 2018, due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.

$125,000,000

Brinker International, Inc.

common stock

J.P. Morgan	BofA Securities

Wells Fargo Securities	Barclays	SunTrust Robinson Humphrey	MUFG

BTIG	PNC Capital Markets LLC	Regions Securities LLC

                , 2020